As filed with the Securities and Exchange Commission on May 3, 2013
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________________________
ALLETE, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0418150
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
30 West Superior Street
Duluth, Minnesota 55802-2093
(218) 279-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALAN R. HODNIK	MARK A. SCHOBER
Chairman, President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer
30 West Superior Street	30 West Superior Street
Duluth, Minnesota 55802-2093	Duluth, Minnesota 55802-2093
(218) 279-5000	(218) 279-5000

DEBORAH A. AMBERG, Esq.	ROBERT J. REGER, JR., Esq.
Senior Vice President, General Counsel	Morgan, Lewis & Bockius LLP
and Secretary	101 Park Avenue
30 West Superior Street	New York, New York 10178-0060
Duluth, Minnesota 55802-2093	(212) 309-6000
(218) 279-5000
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
________________________________________________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)
________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, without par value	2,777,167 Shares	$50.60	$140,524,650	$13,804

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices for the common stock of ALLETE, Inc. as reported on the New York Stock Exchange composite tape on April 29, 2013.

(3)
Pursuant to Rule 415(a)(6) under the Securities Act of 1933, 777,167 shares of ALLETE, Inc.'s common stock registered hereunder are unsold securities previously registered on Registration Statement No. 333−166515 filed on May 4, 2010 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the $2,033 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. The amount of the registration fee in the “Calculation of Registration Fee” table relates to the additional 2,000,000 shares of ALLETE, Inc.'s common stock being registered hereunder. As a result, a filing fee of $13,804 is being paid herewith. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

P R O S P E C T U S

2,777,167 Shares of Common Stock
(Without Par Value)
Invest Direct® is ALLETE, Inc.’s direct stock purchase and dividend reinvestment plan. Invest Direct provides investors with a convenient method of acquiring shares of ALLETE common stock through cash payments and reinvestment of dividends.
At ALLETE’s option, common stock will be obtained through purchases of newly-issued shares, directly from ALLETE or through open market purchases of shares or in privately negotiated transactions. The price per share for newly-issued shares will be the closing price of ALLETE common stock on the New York Stock Exchange on the applicable investment date (or the next preceding day on which the New York Stock Exchange is open, if it is closed on the investment date). Shares purchased on the open market or in negotiated transactions will have a price per share equal to the weighted average price (excluding any related brokerage fees, commissions or other service charges) at which such shares were purchased by the independent agent during the applicable investment period. See “The Plan-Source and Price of Purchased Shares beginning on page 9 for additional information.
If you are currently participating in the plan, you will remain enrolled in the plan and you do not have to take any action unless you wish to terminate your participation or change your election in the plan.
ALLETE’s principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 279-5000.
See the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.
ALLETE’s common stock is listed on the New York Stock Exchange and trades under the symbol “ALE.”
You should keep this prospectus for future reference.
_______________________________________________________________________________________________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_______________________________________________________________________________________________________________________________________

The date of this prospectus is May 3, 2013.

TABLE OF CONTENTS

Where You Can Find More Information	3
Incorporation by Reference	3
Forward-Looking Statements	3
ALLETE, Inc.	5
The Plan	5
Purpose of Invest Direct	5
Advantages	5
Disadvantages	6
Eligibility and Enrollment	6
Plan Administration	7
Contacting the Plan Administrator; Information Available Through the Internet	7
Reinvestment of Cash Dividends	7
Optional Cash Payments	8
Timing of Share Purchases	8
Source and Price of Purchased Shares	9
Safekeeping	10
Transfer or Assignment of Shares	10
Shares Pledged	10
Shareholder Voting	10
Sale of Shares	11
Certificates for Shares; Direct Registration System	11
Withdrawal from the Plan	12
Statements of Account; Shareholder Communications	12
Costs Under the Plan	13
Rights Offering and Stock Split	13
Liability	13
Modification or Termination of Plan; Termination of Participants; Governing Law	14
United States Federal Income Tax Consequences	14
Dividend Reinvestment	14
Other Purchases	15
Sales	15
Cost Basis	15
Tax Reporting	15
Withholding	16
Description of Common Stock	16
Use of Proceeds	17
Experts	18
Legal Opinions	18

WHERE YOU CAN FIND MORE INFORMATION
ALLETE files annual, quarterly and other reports and other information with the Securities and Exchange Commission (“SEC”). You can read and copy any information filed by ALLETE with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.
In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE. ALLETE also maintains a website (www.allete.com). Information contained on ALLETE’s website site does not constitute part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows ALLETE to “incorporate by reference” the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is terminated. Information that ALLETE files in the future with the SEC will automatically modify and supersede this information.

•	ALLETE’s Annual Report on Form 10-K for the year ended December 31, 2012; and

•	ALLETE’s Current Reports on Form 8-K filed with the SEC on January 25, 2013, March 1, 2013, and April 2, 2013 (other than any documents or portions of documents not deemed to be filed).

You may request a copy of these documents, at no cost to you, by writing or calling:

Shareholder Services
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093
Telephone: (218) 355-5974 or (800) 535-3056
Facsimile: (218) 355-3802
e-mail: shareholder@allete.com

Upon request, ALLETE will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.
FORWARD-LOOKING STATEMENTS
Statements in this prospectus that are not statements of historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there can be no assurance that the expected results will be achieved. Any statements that express, or involve discussions as to, future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance, or growth strategies (often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “likely,” “will continue,” “could,” “may,” “potential,” “target,” “outlook” or words of similar meaning) are not statements of historical facts and may be forward-looking.
In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause our actual results to differ materially from those indicated in forward-looking statements made by or on behalf of ALLETE in this prospectus or any supplement to this prospectus, in presentations, on our website, in response to questions or otherwise. These statements are qualified in their entirety by reference to, and are accompanied by, the following important factors, in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, that could cause our actual results to differ materially from those indicated in the forward-looking statements:

•	our ability to successfully implement our strategic objectives;

•
regulatory or legislative actions, including those of the United States Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Public Service Commission of Wisconsin, the North Dakota Public Service Commission, the Environmental Protection Agency and various state, local and county regulators, and city administrators, that impact our allowed rates of return, capital structure, ability to secure financing, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power, capital investments and other expenses, including present or prospective wholesale and retail competition and environmental matters;

•	our ability to manage expansion and integrate acquisitions;

•	our current and potential industrial and municipal customers’ ability to execute announced expansion plans;

•	the impacts on our Regulated Operations of climate change and future regulation to restrict the emissions of greenhouse gases;

•	effects of restructuring initiatives in the electric industry;

•	economic and geographic factors, including political and economic risks;

•	changes in and compliance with laws and regulations;

•	weather conditions, natural disasters and pandemic diseases;

•	war, acts of terrorism and cyber attacks;

•	wholesale power market conditions;

•	population growth rates and demographic patterns;

•	effects of competition, including competition for retail and wholesale customers;

•	zoning and permitting of land held for resale, real estate development or changes in the real estate market;

•	pricing, availability and transportation of fuel and other commodities and the ability to recover the costs of such commodities;

•	changes in tax rates or policies or in rates of inflation;

•	project delays or changes in project costs;

•	availability and management of construction materials and skilled construction labor for capital projects;

•	changes in operating expenses and capital expenditures;

•	global and domestic economic conditions affecting us or our customers;

•	our ability to access capital markets and bank financing;

•	changes in interest rates and the performance of the financial markets;

•	our ability to replace a mature workforce and retain qualified, skilled and experienced personnel; and

•	the outcome of legal and administrative proceedings (whether civil or criminal) and settlements.

Additional disclosures regarding factors that could cause our results or performance to differ from those anticipated by this prospectus are set forth in the discussion of risk factors, if any, contained in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of these factors, nor can we assess the impact of each of these factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Readers are urged to carefully review and consider the various disclosures made by us in this prospectus and in our other reports filed with the SEC that attempt to identify the risks and uncertainties that may affect our business.
ALLETE, INC.
ALLETE is comprised of two business segments:
Regulated Operations includes our regulated utilities, Minnesota Power and Superior Water, Light and Power Company (“SWL&P”), as well as our investment in American Transmission Company LLC, a Wisconsin-based regulated utility that owns and maintains electric transmission assets in parts of Wisconsin, Michigan, Minnesota and Illinois. Minnesota Power provides regulated utility electric service in northeastern Minnesota to approximately 143,000 retail customers. Minnesota Power’s non-affiliated municipal customers consist of 16 municipalities in Minnesota and 1 private utility in Wisconsin. SWL&P, a wholly-owned subsidiary of ALLETE, is also a private utility in Wisconsin and a customer of Minnesota Power. SWL&P provides regulated electric, natural gas and water service in northwestern Wisconsin to approximately 15,000 electric customers, 12,000 natural gas customers and 10,000 water customers. Our regulated utility operations include retail and wholesale activities under the jurisdiction of state and federal regulatory authorities.
Investments and Other is comprised primarily of BNI Coal, Ltd., our coal mining operations in North Dakota, ALLETE Properties, LLC, our Florida real estate investment, and ALLETE Clean Energy, Inc. our business aimed at developing or acquiring capital projects that create energy solutions via wind, solar, biomass, hydro, natural gas/liquids, shale resources, clean coal and other clean energy innovations. This segment also includes other business development and corporate expenditures, a small amount of non-rate base generation, approximately 6,000 acres of land in Minnesota, and earnings on cash and investments.
THE PLAN
The terms of the Invest Direct plan are set forth as follows.
Purpose of Invest Direct
The purpose of the Invest Direct plan is to provide investors with a convenient way to purchase shares of ALLETE common stock and to reinvest all or a portion of the cash dividends paid on an investor’s holdings of ALLETE common stock in additional shares of common stock. When shares of common stock purchased under the plan are acquired directly from ALLETE, ALLETE will receive additional equity funds which are expected to be used for general corporate purposes as described in “Use of Proceeds.”
Advantages
Some of the advantages of the plan include:

•	The plan provides a convenient way to purchase ALLETE common stock without paying fees or commissions.

•	You may choose to have cash dividends payable on all or a portion of your shares of ALLETE common stock reinvested.

•	You may make optional cash investments in ALLETE common stock.

•	Common stock certificates may be deposited with the plan for safekeeping.

Disadvantages
Some of the disadvantages of the plan include:

•
You will not be able to precisely time your purchases and sales through the plan; therefore you will bear the market risk associated with fluctuations in the price of ALLETE common stock pending investment or sale.

•	You will need to transfer shares of ALLETE common stock out of your plan account if you wish to sell more than 200 shares from your plan account in any calendar year.

•	No interest is paid on cash dividends to be reinvested, initial cash investments or optional cash investments received by the plan.

Eligibility and Enrollment
If you are currently participating in the plan, you will remain enrolled in the plan and you do not have to take any action unless you wish to terminate your participation or change your election in the plan.
You are eligible, whether or not you own ALLETE common stock, to join the plan, provided that:

1)	you properly enroll in the plan; and

2)	your participation in the plan would not violate securities or other laws of the state, territory or country where you reside that are applicable to ALLETE, the plan or you.
We reserve the right to restrict participation in the plan if we believe that your participation may be contrary to the general intent of the plan or in violation of applicable law.
Shareholders of ALLETE common stock with shares registered in their own names may join the plan by returning a completed Shareholder Authorization Form to the plan administrator. If your shares of ALLETE common stock are registered in the name of a broker, bank, or other intermediary account, you can instruct the broker, bank, or intermediary to register some or all of your shares directly in your name, and you can then join the plan with those shares by returning a completed Shareholder Authorization Form to the plan administrator. A Shareholder Authorization Form may be obtained by contacting the plan administrator as provided under “Contacting the Plan Administrator” on page 7.
Other eligible investors may participate in the plan by making a minimum initial cash investment to purchase ALLETE common stock through the plan and by obtaining from, and returning to, the plan administrator a completed Account Authorization Form.
If you are not an ALLETE customer, as defined below, the minimum initial cash investment is $250. We will waive the minimum initial cash investment requirement for investors who commit to optional cash investments of at least $50 per month via automatic cash withdrawal from their bank for at least a six month period. The minimum initial cash investment for custodial accounts is $50. ALLETE customers are permitted to make a minimum initial cash investment of $10. Interest will not be paid on any initial cash investments held pending investment in the plan. See “Timing of Share Purchases” on page 8. We will not return initial cash investments unless we receive a written request no later than the last day of the Investment Period within which we receive such initial cash investments.
An “ALLETE customer” means any person who is:

1)	a customer of the ALLETE family of companies (including, but not limited to, Minnesota Power and SWL&P);

2)	a lessee of real property owned by an ALLETE company; or

3)
a member of another category of persons with an ongoing business relationship with an ALLETE company as such category may be approved for ALLETE customer status under the plan by the plan administrator.

The laws of certain jurisdictions require that shares of ALLETE common stock offered under the plan to persons, including ALLETE customers, who are not presently record holders of common stock can be offered only through a registered broker-dealer. Also, the laws of certain jurisdictions prohibit the offer or sale of shares of common stock offered under the plan to persons other than ALLETE’s employees, executives, consultants, existing shareholders and lenders. We will not make offers or sales in those jurisdictions unless we have satisfied the requirements of the securities laws applicable to the operation of the plan.
Plan Administration
ALLETE Shareholder Services, as plan administrator, administers the plan for you, keeps records and performs other duties relating to the plan. The responsibilities of ALLETE Shareholder Services in connection with the administration of the plan are administrative in nature.
If the plan purchases shares on the open market, we will appoint an independent agent to act on your behalf in buying such shares. An independent agent will also sell plan shares on behalf of participants. ALLETE Shareholder Services, as custodian under the plan, holds shares acquired under the plan and shares deposited into the plan for safekeeping. ALLETE Shareholder Services may resign as plan administrator or as custodian at any time upon the appointment of a successor.
Contacting the Plan Administrator; Information Available Through the Internet
All questions, requests for the various forms referred to in this prospectus and other communications concerning Invest Direct should be directed to the plan administrator at:
Shareholder Services
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093
Telephone: (218) 355-5974 or (800) 535-3056
Fax: (218) 355-3802
e-mail: shareholder@allete.com
www.allete.com

Extensive information about ALLETE and the plan is available through ALLETE’s website listed above. Within the Investor section, you can download various transaction request forms and obtain access to shareholder account information, including shares and transactions associated with the plan. Information contained on ALLETE’s website does not constitute part of this prospectus.
Reinvestment of Cash Dividends
Through the plan, you may reinvest all or a portion of cash dividends earned on your shares (whether held in certificate form, through ALLETE’s direct registration system, or in your plan account). If you elect “reinvest all cash dividends,” all cash dividend payments on all shares will be reinvested. If you elect “partial dividend reinvestment,” dividends received on the percentage of shares you specify will be reinvested and you will receive cash dividends on the remaining shares. If you do not indicate an investment option on the Shareholder Authorization Form, your plan account will be automatically enrolled in the “reinvest all cash dividends” option.
You may change your method of receiving cash dividends at any time by sending a completed Shareholder Authorization Form to the plan administrator.

Dividend instructions must be received on or before a Dividend Record Date in order to be effective for the next Dividend Payment Date. If the plan administrator receives a Shareholder Authorization Form after a Dividend Record Date, the new instructions will not take effect until the next Dividend Payment Date.
A “Dividend Payment Date” is the date on which dividends are payable on the shares of ALLETE common stock, as determined by ALLETE’s Board of Directors. The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of ALLETE and its subsidiaries, applicable government regulations and other factors deemed relevant by the ALLETE Board of Directors. These dates are normally the first day of March, June, September and December.
A “Dividend Record Date” is the date on which shareholders, including plan participants, must be shareholders in order to receive dividends on their shares of ALLETE common stock with respect to a particular Dividend Payment Date. Usually, the Dividend Record Date is the 15th day of the month preceding the Dividend Payment Date.
Without withdrawing from the plan, you may request the plan administrator to stop the reinvestment of any cash dividends on shares of common stock registered in your name by giving the plan administrator written notice. In order to stop the reinvestment of a cash dividend payment, the plan administrator must receive such written notice not later than the Dividend Record Date for that dividend payment.
Optional Cash Payments
After enrollment in the plan, you may purchase additional shares under the plan by:

1)	delivering to the plan administrator an Optional Cash Payment Form and a check or money order payable to ALLETE; or

2)	making a request for an automatic cash withdrawal from your bank.
You may arrange for an automatic cash withdrawal from your bank either by returning Electronic Banking Form to the plan administrator or online at our transfer agent’s website, www.shareowneronline.com. Funds are generally withdrawn five or six business days prior to the first Investment Date of a month. Optional cash payments may vary in amount, but may not be less than $10 per payment nor more than $250,000 per calendar year.
The plan administrator will include an Optional Cash Payment Form with each Statement of Account or send one upon request.
We will not pay interest on any optional cash payments held pending investment in the plan. See “Timing of Share Purchases” below. We will not return optional cash payments unless we receive a written request no later than the last day of the Investment Period within which we received such optional cash payments.
You may stop making optional cash payments at any time without withdrawing from the plan.
Timing of Share Purchases
Newly-issued shares will be purchased on the applicable Investment Date and shares acquired on the open market or in privately negotiated transactions will be purchased during an Investment Period (or as soon as practicable thereafter if the independent agent has not completed purchasing shares during the Investment Period), and, in any case, will be credited to your plan account as of the Investment Date. There are two investment periods per month. Note that since one Investment Period begins on the fourth business day before the first day of the month and the other Investment Period runs from the fourth business day before the 15th day of the month, if an investment or payment is received on any of the four business days before the Investment Date, it will not be credited to your plan account until the next following Investment Date. In all cases, we will purchase common stock under the plan within 25 days following receipt of an initial cash investment or optional cash payment or promptly return any remaining funds to you, without interest.

“Investment Date” means the date on which a participant’s account is allocated shares of ALLETE common stock for investments made during a particular Investment Period:

1)	If newly-issued shares are purchased under the plan, the Investment Date will be the next first or 15th day of the month following the end of the Investment Period.

2)	If open market or privately negotiated purchases are made, the Investment Date will be the later of:

a)	the next first or 15th day of the month following the end of the Investment Period; or

b)	the day following the end of the Investment Period on which all open market or privately negotiated purchases are completed by the independent agent.
“Investment Period” means the period during which cash payments are accepted from participants for investment in ALLETE common stock to be credited to plan accounts on the Investment Date. For the Investment Date occurring on the first day of the month, the Investment Period begins on the fourth business day before the 15th day of the preceding month and ends on the fifth business day before the first of the next month. For the Investment Date occurring on the 15th day of the month, the Investment Period begins on the fourth business day before the first of the month and ends on the fifth business day before the 15th day of the month in which the Investment Date falls.
If the plan administrator receives any Shareholder Authorization Form directing reinvestment of cash dividends on or before a Dividend Record Date, we will reinvest that dividend in shares of common stock in accordance with your instructions and credit the shares to your account. If the plan administrator receives the Shareholder Authorization Form after the Dividend Record Date, we will pay those dividends in cash and begin reinvestment under the plan with the next dividend. To the extent shares will not be purchased on the Dividend Payment Date or are to be purchased on the open market, cash dividends will be delivered to an escrow account pending investment. The Dividend Record Dates for the payment of dividends on ALLETE common stock are customarily fifteen days before the Dividend Payment Dates. The Dividend Payment Dates usually are the first day of March, June, September and December.
For example, in the case of a common stock dividend paid by ALLETE on March 1, for which the record date was February 15:

•
If we receive the Shareholder Authorization Form directing reinvestment on or before February 15, then we will reinvest the March 1 dividend in shares of common stock and credit those shares to your plan account as of the Investment Date following that February 15 record date.

•	If we receive the Shareholder Authorization Form after February 15, then we will pay the March 1 dividend in cash and not begin reinvestment under the plan until the next dividend.

•
Even though we may have received optional cash payments for the February Investment Period on or before February 15, your plan account will not be credited with the March dividend on the shares of common stock newly acquired with those optional cash payments because you did not own those newly acquired shares on the February 15 record date.

In all cases, we will use dividends to purchase common stock under the plan within 30 days following the related Dividend Payment Date. We will not pay interest on any cash dividends held by us pending reinvestment in the plan.
Source and Price of Purchased Shares
At ALLETE’s option, common stock will be obtained through purchases of newly-issued shares directly from ALLETE or through open market purchases of shares or in privately negotiated transactions. The price per share for newly-issued shares will be the closing price of ALLETE common stock on the New York Stock Exchange on the applicable Investment Date (or the next preceding day on which the New York Stock Exchange is open, if it is closed on the Investment Date). Shares purchased on the open market or in negotiated transactions will have a price per share equal to the weighted average price

(excluding any related brokerage fees, commissions or other service charges) at which such shares were purchased by the independent agent with respect to a particular Investment Period.
Neither you, ALLETE nor any of its affiliates may exercise any control or influence over the timing, price, amount or manner of purchases of the common stock purchased by the independent agent.
We cannot change our determination that shares will be purchased on the open market or in negotiated transactions or directly from ALLETE more frequently than once every three months.
The number of shares purchased for your plan account with respect to any Investment Period depends upon:

1)	the amount of the cash dividends to be reinvested and optional cash payments to be invested; and

2)	the price of the shares of ALLETE common stock purchased.
In every case, available funds will be fully invested in both whole and fractional shares of ALLETE common stock (computed to three decimal places). No one can predict the number of shares that will be purchased with respect to any Investment Period, and the plan does not permit the plan administrator to honor a request that a specific number of shares be purchased.
Safekeeping
Shares of ALLETE common stock that you buy under the plan will be maintained in your account in book-entry form.
If you hold ALLETE common stock in certificate form, you may deposit your certificate with the plan administrator for safekeeping into your plan account. Certificates representing shares to be deposited for safekeeping should be sent to the plan administrator, together with a completed Shareholder Authorization Form. You should use certified or registered mail when sending stock certificates. You should not endorse certificates surrendered for safekeeping. We will send you a notification when we receive certificates sent to us for safekeeping. It is your responsibility to retain records relative to the cost of any shares represented by certificates deposited for safekeeping. Common stock surrendered for safekeeping will be treated in the same manner as shares purchased through the plan.
Safekeeping protects your shares against loss, theft or accidental destruction. This also provides a convenient way for you to keep track of your shares.
Transfer or Assignment of Shares
You may instruct the plan administrator to transfer or assign plan shares to another account or to a new account. These instructions must be sent with appropriate documentation and comply with transfer regulations and applicable laws.
Please call the plan administrator for specific instructions for transferring shares.
Shares Pledged
You may not pledge shares held in a plan account as collateral. If you wish to use plan shares as collateral, you must have those shares registered in your name by withdrawing the shares from the plan. See “Certificates for Shares; Direct Registration System” on page 11.
Shareholder Voting
For each meeting of shareholders, you will receive notices of meetings, proxy statements and proxies covering the total full and fractional shares held, including shares held directly and shares held under the plan. If you complete and return a proxy, the covered shares will be voted as indicated. If you complete and return a proxy, but without instructions as to how shares are to be voted with respect to any item on the proxy, the covered shares will be voted in accordance with the recommendations of ALLETE’s Board of Directors. If you do not return a proxy, or return an unsigned proxy, the covered shares will not be voted unless you vote in person at the meeting.

Sale of Shares
Invest Direct allows you to sell up to 200 plan shares in one transaction per calendar year through the plan. This includes shares of common stock deposited in the plan for safekeeping. We will not charge you an administrative and/or broker commission fee for this service if less than one share is sold. We will charge you a nominal administrative fee for sales of one or more shares, up to 200 shares, as more fully described under “Costs Under the Plan” on page 13.
To sell plan shares, you must make a written request to the plan administrator by:

1)	completing the Transaction Request form on the reverse side of the Optional Cash Payment Form; or

2)	submitting a letter of instruction indicating the plan account number and registration.
The request should indicate the number of shares to be sold and must be signed by all plan account owners.
We will generally sell shares within five business days after receiving a request. However, we may delay sale requests received during the period between a Dividend Record Date and a Dividend Payment Date.
You cannot control the terms and conditions of the sale of your plan shares. Neither you, ALLETE nor any of its affiliates may exercise any control or influence over the timing, price, amount or manner of the sale of the common stock sold by the independent agent. The independent agent will sell the shares.
We will issue a check for the proceeds of the sale minus applicable administrative fees and taxes as soon as practicable after the sale of the shares. The check will be made payable to the registered holders only.
If you wish to sell more than once per calendar year or more than 200 shares, you or your stockbroker may request that the shares be moved to ALLETE’s direct registration system, or DRS, or that a certificate be issued to you for the shares. See “Certificates for Shares; Direct Registration System” below. Once you receive a certificate or move your shares to DRS, you can place an order to sell through your stockbroker or request that we sell the shares for you outside of the plan. If we sell shares for you outside of the plan, the cost will be a flat fee of $15 and $0.05 per share sold, plus applicable taxes.
Shares held outside the plan may not be sold through the plan.
Certificates for Shares; Direct Registration System
You can request stock certificates or can request to move to the DRS any number of full shares credited to your plan account, and may make such request without withdrawing from the plan. There is no charge for this service. The DRS permits an investor to hold ALLETE common stock as the registered owner in book-entry registration form on the stock transfer books of ALLETE, with no need for a physical stock certificate.
You must make a written request to the plan administrator by:

1)	completing the Share Transaction Request Form on the reverse side of the Optional Cash Payment Form; or

2)	submitting a letter of instruction indicating the plan account number and registration.
The request should indicate the number of shares to be certificated or moved to DRS and must be signed by all plan account owners. You must make a separate request each time a certificate or movement to DRS is requested. We process requests as soon as practicable after we receive them. We will continue to hold any remaining full and fractional shares in your plan account. Fractional shares cannot be issued in certificate form or moved to DRS.
Certificating your shares or moving them to DRS does not automatically stop dividend reinvestment. We will continue to follow existing instructions regarding payment or reinvestment of dividends on shares moved to certificate form or DRS until we receive new instructions. To make a change in method of dividend payment, you must make a request in writing as more fully described under “Reinvestment of Cash Dividends” on page 7.

Withdrawal from the Plan
You may withdraw from the plan at any time by notifying the plan administrator in writing of your decision by:

1)	completing the Share Transaction Request Form on the reverse side of the Optional Cash Payment Form; or

2)	submitting a letter of instruction indicating the plan account number and registration.
The request should indicate that you wish to terminate participation in the plan. All plan account owners must sign the request and indicate whether they wish to receive a stock certificate, move their shares to DRS, or sell their shares (if the number of shares is 200 or less and they have not sold any other shares from their plan account that year).
As explained above, you may terminate participation in the plan either by:

1)
selling all the shares in your plan account through the plan (if that number of shares is 200 or less and you have not sold any other shares credited to your plan account in the calendar year of termination); or

2)
having a certificate issued for a specific number of whole shares or move a specific number of whole shares to DRS and sell the remaining shares through the plan. If a termination request does not specify the manner of distribution of shares, we will move the whole number of shares in that account to DRS and issue a check for the value of any remaining fractional shares. The plan administrator will only issue certificates for whole shares.

If, during the same Investment Period, we receive an optional cash payment and a timely request to terminate participation in the plan, we will return the amount of the optional cash payment. If the request is not timely received we will use those funds to purchase shares in accordance with the terms of the plan. Such shares will be sold and the proceeds of the sale will be returned to you. In any event, certificates for whole shares allocated to a plan account upon termination and/or the proceeds from the sale of any shares held in that plan account will be sent to you no later than 30 days following the notice of termination.
Your withdrawal from the plan will stop all investment under the plan if in the case of:

1)	reinvestment of dividends, we receive notification of withdrawal not later than the Dividend Record Date for a cash dividend payment normally reinvested; and

2)	optional cash payments, we receive notification of withdrawal on or before the end of the Investment Period during which we receive the optional cash payment.
We will pay to you, without interest, any cash dividend or optional cash payment we receive for which investment has been stopped by timely notification of withdrawal from the plan.
If you sell or otherwise dispose of all the shares of common stock registered in your name in certificate form, you will not be automatically withdrawn from the plan. The plan administrator will continue to reinvest the dividends on the shares credited to your plan account until the plan administrator is notified in writing of your intent to withdraw from the plan.
Statements of Account; Shareholder Communications
You will receive quarterly a Statement of Account if there is any activity in your plan account during that quarter. In any event, you will receive a Statement of Account at least annually. In addition, you will receive a statement for the following transactions:

1)	purchase of additional shares with optional cash payments;

2)	deposit of shares into the plan for safekeeping;

3)	sale of shares held in the plan;

4)	withdrawal of plan shares;

5)	transfer of plan shares; and

6)	upon termination of the plan.
Your Statements of Account are your continuing record of the cost of shares purchased, their basis for federal income tax purposes, the proceeds of sales and the amount of dividends reportable for federal income tax purposes. Therefore, you should keep all Statements of Account for income tax purposes.
You will also receive copies of the same communications sent to all holders of ALLETE common stock, including ALLETE’s Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement and tax information for reporting dividends paid.
Statements of Account and other communications will be sent to your address on record with us. If you move, you must promptly notify us of your change of address to avoid delays in receiving up-to-date information.
Costs Under the Plan
You will not incur any brokerage fees, commissions or other charges for shares purchased for your plan account. However, if we pay any such charges, we are required to report them to the Internal Revenue Service (“IRS”) as income to you. Because of the volume of shares purchased through the plan, commissions that we pay on your behalf should be less than those that you would otherwise pay if you purchased, individually, the same number of shares on the open market.
If you request that we sell shares of common stock through the plan (other than a request for the sale of less than one share), you will be charged a fee for the sale. Once per calendar year, you may sell up to 200 shares for a flat fee of $5 plus applicable taxes. If you need to sell more shares or more often, you or your stockbroker may request that the shares be moved to ALLETE's DRS, or that a certificate be issued to you for the shares. See “Certificates for Shares; Direct Registration System” on page 11.
There are no other service charges for participating in the plan. We pay all costs of administration of the plan. However, we reserve the right at any time to charge an administrative fee for costs that are reasonably related to actual administrative costs incurred by us as plan administrator. These costs include printing and mailing costs for prospectuses, brochures and forms, administrative handling fees for paperwork requested by you, and other similar costs. If we decide to charge such fees, you will be notified 90 days before their effective date.
Rights Offering and Stock Split
A rights offering takes place if ALLETE issues to its existing shareholders the right to purchase additional shares of ALLETE common stock in proportion to the shares they already own. In a rights offering, warrants representing rights on all shares held directly by you, including those credited to your plan account, will be sent directly to you in the same manner as to shareholders not participating in the plan.
Rights based on a fractional share held in the plan will be sold by the plan administrator and the proceeds will be credited to your plan account under the plan and applied as cash dividends to purchase common stock to be credited to your plan account as of the Investment Date following the next Investment Period in which common stock is purchased with reinvested dividends.
Any shares issued in connection with a stock split on shares credited to your plan account will be added to your plan account. If you hold your plan shares outside the plan, any shares issued in connection with a stock split will be sent directly to you in the same manner as to shareholders who are not participating in the plan.
Liability
Neither ALLETE, in its individual capacity or as plan administrator, nor any independent agent appointed by ALLETE under the plan, will be liable for any act done in good faith or for any good faith omission to act with respect to the plan, including, without limitation, any claim of liability:

1)
arising out of failure to terminate a plan account upon a participant’s death before receipt of notice from an authorized representative of the estate of such death in writing (all instructions and requests by an authorized representative of a participant’s estate must be accompanied by appropriate documentation and must comply with the transfer requirements of the plan and any applicable laws);

2)	with respect to the prices or times at which, or sources from which, shares are purchased or sold; or

3)	with respect to any fluctuation in market value before or after any purchase or sale of shares, provided that nothing contained herein shall be construed to affect any right to bring suit under the federal securities laws of the United States.
You must recognize that ALLETE cannot assure you a profit, or protect you against losses, on shares purchased under the plan. The market price of ALLETE common stock can fluctuate substantially. You accept the risks as well as the benefits of the plan. You participate in the plan at your sole discretion, risk and responsibility.
Modification or Termination of Plan; Termination of Participants; Governing Law
We reserve the right to suspend, modify, amend or terminate the plan at any time and to interpret and regulate the plan as we deem necessary or desirable in connection with the operation of the plan. We also reserve the right, at our sole discretion, to terminate participation in the plan if your plan account is no longer active. ALLETE will provide notice of any such suspension, modification, amendment or termination. In addition, we may terminate your participation in the plan if we believe that your participation may be contrary to the general intent of the plan or in violation of applicable law. We will send you a certificate for whole shares and a check for the cash value of the fractional shares in any plan account so terminated.
The terms and conditions of the plan and its operation shall be governed by and construed in accordance with the laws of the State of Minnesota.
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
ALLETE believes the following is an accurate summary of certain federal income tax consequences of participation in the plan. This summary does not describe all of the material federal income tax considerations that may be relevant to plan participants in light of their particular circumstances or to plan participants that are subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to market method of accounting for federal income tax purposes, partnerships and other pass through entities and persons that would hold common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction and participants whose functional currency is not the U.S. dollar. In addition, this summary does not address the effect of any state, local or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. You are advised to consult your tax or financial advisor with respect to federal, state, local, and other tax laws which apply to your specific situation.
Dividend Reinvestment
With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for federal income tax purposes as having received on the Dividend Payment Date a distribution in an amount equal to the cash reinvested, plus any brokerage fees paid by ALLETE to obtain the shares. That amount will be treated as dividend income to the participant to the extent of ALLETE’s current or accumulated earnings and profits, as determined for federal income tax purposes. The initial tax basis of the shares so purchased will be equal to the amount of the cash reinvested, plus any brokerage fees paid by ALLETE.

With respect to reinvested cash dividends that are used to acquire shares of common stock directly from ALLETE, a participant will be treated for federal income tax purposes as having received on the Dividend Payment Date a distribution in an amount equal to the fair market value on that date of the full number of shares and any fractional shares purchased with the reinvested dividends. The fair market value of those shares on the Dividend Payment Date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of ALLETE, as determined for federal income tax purposes. The tax basis of the shares so purchased will be equal to the fair market value of those shares on the Dividend Payment Date.
Certain dividends are eligible for a reduced rate of federal income taxation for individuals (not exceeding 20%), provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met. If such dividends to not qualify for the reduced rates, they will be taxable at regular ordinary income tax rates (at a maximum rate of 39.6%).
In addition, investment earnings, such as dividends and gains from the sale or exchange of our common stock will be subject to a 3.8% Medicare tax in the hands of individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns) (the “Medicare Tax”). The same tax will apply in the case of certain trusts and estates.
Other Purchases
Participants who purchase common stock through voluntary payments to the plan are not treated for federal income tax purposes as recognizing income by virtue of the voluntary payment. A participant’s share of brokerage commissions paid by ALLETE in respect of such purchases will constitute taxable income to such participant. The tax basis of shares of common stock purchased with optional cash payments will equal the amount invested, plus the amount included in income as a result of brokerage commissions paid by ALLETE in respect of such purchases.
Sales
Gain or loss will be realized by a participant when whole and fractional shares are sold pursuant to the participant’s request to sell shares held in the plan and when whole shares are sold by the participant. A participant who receives on termination of participation or termination of the plan a cash adjustment for a fractional share interest will recognize gain or loss with respect to such fraction. Such gain or loss will be measured by the difference between the amount the participant receives and his or her tax basis for the shares, or fraction of a share, sold. Shares of common stock will normally constitute long- or short-term capital gain or loss depending on the period for which the shares were held. Note that the Medicare Tax will apply to gains from the sale of our common stock.
Cost Basis
The statements you receive from the plan administrator are your continuing record of the cost of your purchases and should be retained for tax purposes.
Recently published IRS Treasury Regulations require dividend reinvestment plan participants to reinvest at least 10 percent of all dividends (if any) paid on each share they hold in the plan in order for the participants to use the “average basis method” when determining the tax basis of any shares sold. ALLETE’s Invest Direct plan has not adopted this requirement because it would force participants to reinvest dividends. Consequently, participants will not be able to use the “average basis method” in determining the tax basis of any shares they sell under the plan. The plan has adopted the first-in, first-out “FIFO” method as its default when determining the tax basis of any shares sold. Participants may designate their preference for “specific identification” cost basis at the time of the request for the sale by identifying this preference in writing to the plan administrator.
Tax Reporting
The IRS Form 1099-DIV mailed to each participant with respect to each year will report the dividend income realized by the participant during the year, including such participant’s share of brokerage fees paid by ALLETE in respect of reinvested dividends or optional cash investments. That income may differ from the total of the reinvested dividends. An IRS Form 1099-B will be furnished to the participant in respect of any sales of shares through the plan.
Withholding
If you fail to furnish a properly completed Form W-9 or its equivalent, then the “backup withholding” provisions of the Internal Revenue Code may cause us to withhold the required tax from any dividends or sales proceeds.
Participants who are not U.S. persons are generally subject to U.S. withholding tax with respect to dividends on shares held in their accounts. The amount of withholding is determined in accordance with U.S. Treasury Regulations (which may, among other things, permit withholding from the gross amount of a dividend, without regard to earnings and profits) and is imposed at a 30 percent rate, unless a lower rate is provided for in an applicable income tax treaty. Other participants may be subject to U.S. backup withholding. For participants who are subject to U.S. withholding tax or backup withholding, ALLETE or the applicable withholding agent will withhold the required taxes from the gross dividends or proceeds from the sale of the shares. The dividends or proceeds of a sale received by the participant, or dividends reinvested on behalf of the participant, will be net of the withheld amounts. Additionally, starting in 2014, dividends and sales proceeds payable to foreign shareholders will be subject to special reporting rules referred to as “FATCA”. If these rules are not complied with, such dividends and sales proceeds will be subject to withholding tax at a rate of 30% notwithstanding a treaty that provides for a lower rate.
The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this prospectus. Accordingly, you should consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of your participation in the plan.
DESCRIPTION OF COMMON STOCK
General. The following statements describing ALLETE’s common stock are not intended to be a complete description. For additional information, please see ALLETE’s Articles of Incorporation and bylaws. Each of these documents has been previously filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Minnesota.
ALLETE has the following capital stock authorized by its Articles of Incorporation: 80,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of April 30, 2013, 39,988,888 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Dividend Rights. ALLETE’s common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock. ALLETE’s Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE’s preferred stock were outstanding and certain common stock equity capitalization ratios were not met.
Voting Rights (Non-Cumulative Voting). Holders of ALLETE’s common stock are entitled to receive notice of and to vote at any meeting of shareholders. Each share of ALLETE’s common stock, as well as each share of any of ALLETE’s issued and outstanding preferred stock, is entitled to one vote. Holders of ALLETE’s common stock do not have cumulative voting rights. Each director shall be elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. At any such meeting for which the number of nominees (other than nominees withdrawn on or before the sixtieth (60th) day before the first anniversary of the preceding year’s annual shareholder meeting) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. In addition, whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE’s preferred stock are entitled, as one class, to elect a majority of the directors. ALLETE’s common stock, as one class, would then elect the minority.
The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the Board of Directors. These provisions include:

•
a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain “fair price” and procedural requirements. Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

•
a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

•	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

•	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

Liquidation Rights. After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.
Miscellaneous. Holders of ALLETE’s common stock have no preemptive or conversion rights. ALLETE’s common stock is listed on the New York Stock Exchange. The transfer agents and registrars for ALLETE’s common stock are Wells Fargo Bank, N.A. and ALLETE.
USE OF PROCEEDS
We will receive no proceeds from the offering of common stock through the plan unless shares of common stock are purchased directly from ALLETE. To the extent that shares are purchased directly from ALLETE, we will use the net proceeds received for general corporate purposes. We have no basis for estimating either the number of shares of common stock that may be sold under the plan, the prices at which those shares will be sold or the number of shares that will be purchased directly from ALLETE.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS
The legality of the common stock will be passed upon for ALLETE by Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary, and by Morgan, Lewis & Bockius LLP, New York, New York, counsel to ALLETE. Morgan, Lewis & Bockius LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Amberg. Ms. Amberg may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.
As of April 30, 2013, Ms. Amberg owned 22,937 shares of common stock of ALLETE. Ms. Amberg is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. Under the Executive Long-Term Incentive Compensation Plan, Ms. Amberg has:

•	outstanding options to purchase 24,275 shares of ALLETE common stock, which options are fully vested, and which will expire ten years from the date of grant;

•
restricted stock units pursuant to which 3,716 shares of common stock (plus accrued dividend equivalents) will be distributed to Ms. Amberg after they vest (on December 31, 2013, 2014 and 2015) provided she remains employed on the payment dates; and

•
an award opportunity for up to 13,882 performance shares (plus accrued dividend equivalents) that will be distributed to Ms. Amberg if ALLETE attains certain performance goals for the periods January 1, 2011 through December 31, 2013, January 1, 2012 through December 31, 2014 and January 1, 2013 through December 31, 2015, and provided Ms. Amberg remains employed on the payment dates.

_____________________________________________

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement and any “free writing prospectus” we may authorize to be delivered to you. ALLETE has not authorized anyone else to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. ALLETE is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
The expenses in connection with the issuance and distribution of the securities being registered are:

Filing fee for registration statement	$15,837
Legal and accounting fees	20,000	*
Printing (Form S-3, prospectus, etc.)	3,000	*
Listing fee	9,600	*
Miscellaneous	1,563
Total	$50,000
_____________
*    Estimated.
Item 15.    Indemnification of Directors and Officers.
Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
Article IX of the Articles of Incorporation of ALLETE contains the following provision:
No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective. If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.
Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:
The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation.

Reasonable expenses may include reimbursement of attorneys’ fees and disbursements, including those incurred by a person in connection with an appearance as a witness.
Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A.
The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities.
ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.
Item 16.    Exhibits.

Exhibit Number		Description of Exhibit

*4(a)(1)	-	Articles of Incorporation, amended and restated as of May 8, 2001 (filed as Exhibit 3(b) to the March 31, 2001, Form 10-Q, File No. 1-3548).
*4(a)(2)	-	Amendment to Articles of Incorporation, dated as of May 12, 2009 (filed as Exhibit 3 to the June 30, 2009, Form 10-Q, File No. 1-3548).
*4(a)(3)	-	Amendment to Articles of Incorporation, dated as of May 11, 2010 (filed as Exhibit 3(a) to the May 14, 2010, Form 8-K, File No. 1-3548).
*4(a)(4)	-	Amendment to Certificate of Assumed Name, filed with the Minnesota Secretary of State on May 8, 2001 (filed as Exhibit 3(a) to the March 31, 2001, Form 10-Q, File No. 1-3548).
*4(b)	-	Bylaws, as amended effective May 11, 2010 (filed as Exhibit 3(b) to the May 14, 2010, Form 8-K, File No. 1-3548).
5(a)	-	Opinion and Consent, dated May 3, 2013, of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE.
5(b)	-	Opinion and Consent, dated May 3, 2013, of Morgan, Lewis & Bockius LLP.
23(a)	-	Consent of Independent Registered Public Accounting Firm.
23(b)	-	Consent of Deborah A. Amberg, Esq. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	-	Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	-	Powers of Attorney (included on the signature pages of this registration statement).
*		Incorporated herein by reference as indicated.

Item 17.    Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person’s behalf individually and in each capacity stated below and file any such amendments to this registration statement and ALLETE, Inc. hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, ALLETE, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on the 3rd day of May, 2013.
ALLETE, Inc.

By	/s/ Alan R. Hodnik
Alan R. Hodnik
Chairman, President and
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan R. Hodnik	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2013
Alan R. Hodnik
/s/ Mark A. Schober	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 3, 2013
Mark A. Schober
/s/ Steven Q. DeVinck	Controller and Vice President – Business Support (Principal Accounting Officer)	May 3, 2013
Steven Q. DeVinck

/s/ Kathleen A. Brekken	Director	May 3, 2013
Kathleen A. Brekken
/s/ Kathryn W. Dindo	Director	May 3, 2013
Kathryn W. Dindo
/s/ Heidi J. Eddins	Director	May 3, 2013
Heidi J. Eddins
/s/ Sidney W. Emery, Jr.	Director	May 3, 2013
Sidney W. Emery, Jr.
/s/ George G. Goldfarb	Director	May 3, 2013
George G. Goldfarb
/s/ James S. Haines, Jr.	Director	May 3, 2013
James S. Haines, Jr.
/s/ Alan R. Hodnik	Director	May 3, 2013
Alan R. Hodnik
/s/ James J. Hoolihan	Director	May 3, 2013
James J. Hoolihan
/s/ Madeleine W. Ludlow	Director	May 3, 2013
Madeleine W. Ludlow
/s/ Douglas C. Neve	Director	May 3, 2013
Douglas C. Neve
/s/ Leonard C. Rodman	Director	May 3, 2013
Leonard C. Rodman
/s/ Bruce W. Stender	Director	May 3, 2013
Bruce W. Stender

Exhibit Index

5(a)	Opinion and Consent, dated May 3, 2013, of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE.
5(b)	Opinion and Consent, dated May 3, 2013, of Morgan, Lewis & Bockius LLP.
23(a)	Consent of Independent Registered Public Accounting Firm.
23(b)	Consent of Deborah A. Amberg, Esq. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	Powers of Attorney (included on the signature pages of this registration statement).